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                                                                 EXHIBIT 10i(ii)

                           Human Resources Committee

                               November 21, 1994

                 STOCK OWNERSHIP IN DEFERRED COMPENSATION PLAN


          WHEREAS, this Committee at its last meeting adopted stock ownership guidelines for certain officers; and

          WHEREAS, those stock ownership guidelines take into account, among other ownership interests of the officer in Bell Atlantic shares, any account balance in the Bell Atlantic Deferred Compensation Plan (the "Plan") which is credited with investment earnings based solely on the total return on Bell Atlantic shares, and which is ultimately distributable solely in the form of the Corporations common stock; and

          WHEREAS, under the current terms of the Plan, those stock ownership guidelines would not take account of any optional deferral of salary or other cash compensation because such deferrals are allocated to an investment contract (a "dual investment account") based on the better of two alternate measures of investment return, and are distributable in either cash or shares, at the election of the participant;

          RESOLVED, that, with respect to any election tendered by any Plan participant on or after this date to defer salary or other cash compensation, the Plan is hereby amended to allow the participant to waive the right to defer that compensation to a dual investment account, and instead to allow the participant to make an irrevocable election to defer the salary or other cash compensation into a "Share Deferral Account" under the Plan which is credited with investment earnings based solely on the total return on the Corporations shares and which is distributable solely in the form of shares of the Corporations common stock; and it is

          FURTHER RESOLVED, that the Assistant Vice President - Compensation and Benefits of Bell Atlantic Network Services, Inc., as administrator of the Plan, is hereby authorized, with the advice and assistance of counsel, to take such further action as he considers necessary or appropriate to implement these resolutions.